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                                     EXHIBIT 8

                      SEVERANCE AGREEMENT WITH MONICA J. BURKE
                            DATED AS OF DECEMBER 2, 1998


     AGREEMENT made as of this 2nd day of December, 1998 between Valley Forge Corporation ("Company"), a Delaware corporation and Monica J. Burke (the "Executive") an employee of Company

     1. (a) In the event the Executive's employment by Company is terminated by Company other than for cause (as defined in paragraph 2 below) following a Change of Control Event (as defined in paragraph 1(b)) but prior to the first anniversary of the Change of Control Event, Company shall be obligated to pay to the Executive for a period of nine months ("Severance Period") severance compensation at a rate equal to the Executive's annual rate of base salary in effect immediately before such Change of Control Event.

          (b) "Change of Control Event" means the occurrence of any of the following events: (i) the owners of the majority of shares of capital stock of the Company terminate the business of, or liquidate or dissolve, the Company;
(ii) substantially all of the assets of the Company are sold; (iii) the owners of the majority of shares of capital stock of the Company sell all of their stock in the Company or sell shares constituting a majority of all outstanding shares of the Company; or (iv) the Company merges or consolidates with any other corporation and either (A) the Company is not the surviving corporation in such merger or consolidation or (B) the Company is the surviving corporation in such merger or consolidation and the owners of the majority of shares of capital stock of the Company immediately prior to such merger or consolidation no longer own the majority of shares of capital stock of the Company immediately after such merger or consolidation.

          (c) Severance compensation payments shall commence in the calendar month following the effective date of termination of Executive's employment, shall be made on the same dates salary payments are made to employees of the Company, and shall be subject to tax withholding as required by law. The effective date of termination of the Executive's employment shall be the end of a calendar month, and the Company shall give Executive not less than five days prior written notice of such termination.

          (d) Company's obligation to make these severance compensation payments shall be reduced, even up to the entire amount, by any compensation earned during the Severance Period by the Executive from employment in a new position or from self-employment. The Executive agrees to give Company prompt written notice of any and all such arrangements under which Executive earns compensation during the Severance Period. If Executive's death occurs during the Severance Period, Company's obligations to make severance compensation payments shall terminate as of the end of the month in which Executive's death occurs.

          (e) Upon termination of employment Executive shall have the right to continue Executive's health insurance under the Company's medical benefit plan for the period designated by the federal law known as COBRA. If such termination occurs other than for cause (as defined in paragraph 2 below) following a Change of Control Event but prior to the first anniversary of the Change of Control Event, then in addition to severance compensation payments described above, Company shall be obligated to pay premiums for such COBRA coverage, but only during the Severance Period and only to the same extent the Company paid such premiums immediately before such Change of Control Event.


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The Company's obligation to pay Executive's COBRA premium will terminate if
Executive becomes eligible to participate in a health insurance plan maintained by any new employer of Executive or if the obligation of the Company to make severance compensation payments under this Agreement terminates for any reason.

          (f) The Executive's entitlements under this Agreement supersede and replace and hereby terminate entitlements Executive has or may hereafter have to compensation payments by reason of termination of employment under Company's policies and procedures as in effect from time to time. Notwithstanding the foregoing, it is understood and agreed that the Executive's entitlement to receive severance compensation payments and premiums for COBRA coverage pursuant to this paragraph 1 shall be separate from and in addition to, and with no right of offset against, Executive's entitlement to receive any amounts due Executive at the time of Executive's termination under the Company's employee benefit plans in accordance with their terms.

     2.   For the purposes of this Agreement, the term "cause" shall mean:

          (a)  Dishonesty affecting Company;

          (b) Use of alcohol or illegal drugs, interfering with performance of the obligations assigned to the Executive, continuing after warning;

          (c) Conviction of an indictable offense or of any crime involving dishonesty, moral turpitude, fraud or misrepresentation, or the commission of any act which is in violation of any federal or state law or regulation protecting the rights of employees;

          (d) The commission of any willful or intentional act which could reasonably be expected to injure the reputation, business or business relationships of Company;

          (e) Willful neglect or refusal to perform duties assigned to the Executive consistent with Executive's position and performance of such position before the Change of Control Event, continuing after warning

     3.   Protection of Confidential Information/Return of Property

          (a) The Executive acknowledges that Executive's position with Company necessarily requires and has and will continue to result in the disclosure to Executive of confidential information and trade secrets of Company (such as, without limitation, marketing plans, financial information, relationships with lenders, budgets, customer preferences and policies, identity of appropriate personnel of customers with sufficient authority to influence a shift in suppliers). The Executive agrees (i) that Executive will not at any time disclose to anyone any confidential information or trade secret of Company or utilize such confidential information or trade secret for Executive's own benefit, or for the benefit of third parties, and (ii) that all memoranda, notes, records, or other documents compiled by Executive or made available to Executive during Executive's employment concerning the business of Company and/or its customers shall be the property of Company and shall be delivered to Company on the termination of Executive's employment or at any time upon request.

          (b) If the Executive should breach any of Executive's agreements under this paragraph (3) Company's obligation to make severance compensation payments hereunder shall forthwith terminate, but the Executive shall not be obligated to refund such payments theretofore made, if any, by


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Company.  If the Executive should breach or is about to breach Executive's agreement under this paragraph (3), Company shall also have the right to an injunction, temporary restraining order, or similar relief enjoining such breach or threatened breach issued by any court having equity jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law (Executive hereby acknowledges that any such breach or threatened breach will cause irreparable injury to Company for which money damages will not provide an adequate remedy), and the right to take such other actions available to it at law or in equity.

          (c) For purposes of this paragraph 3, "Company" includes subsidiaries of Company. The provisions of this paragraph 3 shall survive the termination of this Agreement.

     4. Company shall not be obligated to make severance compensation payments hereunder in the event of the Executive's death, disability, or resignation while in the employ of Company; provided, however, that Executive's resignation shall be deemed to be a termination by Company without cause if such resignation
(i) is requested by Company, or (ii) follows any substantial adverse change in the terms and conditions of Executive's employment, compared to such terms and conditions in effect immediately preceding the Change of Control Event, including but not limited to a reduction in Executive's base compensation, bonus, or employee benefits, an increase in the amount of travel required of Executive, and a requirement that Executive relocate Executive's residence.

     5. The Executive understands and agrees that this Agreement does not constitute nor have the effect of an express or implied contract for employment by Company for any fixed period, and that, subject to the notice requirements of paragraph 1 hereof, Executive's employment with Company is "at will".

     6. This Agreement may not be orally canceled, changed, modified or amended, and no cancellation, change, modification or amendment shall be effective or binding, unless in writing and signed by both parties to this Agreement.

     7. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without application of the principle of the doctrine of conflict of laws.

     8. This Agreement represents the entire Agreement between the Executive and Valley Forge Corporation with respect to the subject matter hereof, and all prior agreements relating to compensation payments by reason of termination of the Executive's employment, written or oral, are nullified and superseded hereby, and neither party has relied on any representations of the other party except as expressly set forth herein.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


                              VALLEY FORGE CORPORATION


                              By:
                                  ----------------------------------



                                  ----------------------------------
                                  Monica J. Burke